Exhibit 99.1

Chase Corporation Announces Completion of Acquisition
by KKR and Welcomes Lance Reisman as Chairman of the Board of Directors

NEW YORK & WESTWOOD, MA – November 15, 2023 – Chase Corporation (“Chase” or the “Company”), a leading global manufacturer of protective materials for high-reliability applications across diverse market sectors, today announced the successful completion of its acquisition by affiliates of KKR, a leading global investment firm, for $127.50 per share. As a result of the completion of the transaction, Chase common stock has ceased trading and will no longer be listed on the NYSE American.

“Today represents an important milestone for Chase in our journey to better serve our customers through strategic growth and innovation,” said Adam Chase, President and Chief Executive Officer of Chase. “From the beginning, KKR was a strong cultural fit for us, and their commitment to employee engagement coupled with an exceptional track record in the materials science space makes them ideal for this new chapter in our history.”

Adam joined Chase in 1998, and has successfully managed Chase as Chief Executive Officer since 2015. Prior to this role, Adam was the Chief Operating Officer.

In conjunction with the transaction close, Lance Reisman will assume the role of Chairman of the Board of Directors of Chase.

“I am thrilled to be joining the Board of Chase as Chair and look forward to working with Adam and his talented team to achieve a new phase of growth and innovation,” said Mr. Reisman. “Chase has built an impressive portfolio of leading technologies, and I look forward to supporting the Company in building upon this foundation to drive future growth, both organically and through acquisitions.”

Lance is an Executive Advisor to KKR and currently serves as a member of the Board of Directors at Flow Control Group and as Chairman of the Board at GeoStabilization International and Industrial Physics. Lance previously worked at Danaher, most recently as Group Executive and Vice President responsible for Danaher’s Water Quality Platform. In this role, Lance led holistic operational and commercial transformations and executed a number of strategic acquisitions.

KKR will also support Chase in implementing a broad-based employee ownership program to allow all of its employees to have the opportunity to participate in the benefits of ownership of the Company. This strategy is based on the belief that employee engagement and a strong ownership culture are key drivers in building stronger companies. Since 2011, KKR portfolio companies have awarded billions of dollars of total equity value to over 60,000 non-senior management employees across more than 35 portfolio companies.

About Chase Corporation

Chase Corporation, a global specialty chemicals company that was founded in 1946, is a leading manufacturer of protective materials for high-reliability applications throughout the world. More information can be found on our website https://chasecorp.com/

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com. For additional information about Global Atlantic Financial Group, please visit Global Atlantic Financial Group’s website at www.globalatlantic.com.

Media Contacts:

For Chase Corporation

Investor & Media Contact:
Jackie Marcus or Ashley Gruenberg
Alpha IR Group
Phone: (617) 466-9257
E-mail: CCF@alpha-ir.com

Shareholder & Investor Relations Department:
Phone: (781) 332-0700
E-mail: investorrelations@chasecorp.com

For KKR

Liidia Liuksila or Miles Radcliffe-Trenner
(212) 750-8300
media@kkr.com